Exhibit 99.1

HERSHEY TO BEGIN EXPENSING STOCK OPTIONS
IN FOURTH QUARTER 2005

HERSHEY, Pa., December 21, 2005---The Hershey Company (NYSE:HSY) announced today that it intends to begin expensing employee stock options and other share-based compensation in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”), under the modified retrospective method effective in the fourth quarter of 2005. Under the modified retrospective method, the full-year results for 2005 will be reported as though stock options granted by the Company had been expensed beginning January 1, 2005.

Under the modified retrospective method, the financial statements for years prior to 2005 will be adjusted to reflect the impact of the adoption of SFAS No. 123R. The Company currently estimates that the impact of adoption of SFAS No. 123R in 2005 will be approximately $0.09 per share-diluted, of which approximately $0.03 per share-diluted will be recorded in the fourth quarter. The Company will also record a deferred tax asset related to the 2005 income tax benefit and will adjust the consolidated balance sheets for years prior to 2005, in each case to reflect the impact of the adoption of SFAS No. 123R. The Company anticipates that the amount of expense for share-based compensation in 2006 will be comparable to the expense for 2005.

Table 1 below provides the additional estimated expense for stock options and other share-based compensation under SFAS No. 123R for the cost of sales and selling, marketing and administrative classifications on the consolidated statements of income for the first nine months of 2005. Table 2 provides the additional estimated expense under SFAS No. 123R for those classifications on the consolidated statements of income for 2004 by quarter and for the full year.

Table 1 -Estimated 2005 Stock Option Compensation Expense for the first nine months of 2005 (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	First Nine Months
Cost of sales	$453	$453	$453	$1,359
Selling, marketing and administrative	7,748	6,032	7,916	21,696

Pre-tax expense	8,201	6,485	8,369	23,055

Income tax benefit	(3,002)	(2,347)	(3,046)	(8,395)

After-tax expense	$5,199	$4,138	$5,323	$14,660

Impact on earnings per share−diluted	$0.02	$0.02	$0.02	$0.06

Table 2 - Estimated Stock Option Compensation Expense for 2004 (in thousands, except per share amounts):

	First Quarter		Second Quarter		Third Quarter	Fourth Quarter	Full Year
Cost of sales	$	−	$	−	$453	$453	$906
Selling, marketing and administrative		4,811		4,773	5,424	4,556	19,564

Pre-tax expense		4,811		4,773	5,877	5,009	20,470

Income tax benefit		(1,751)		(1,737)	(2,165)	(1,839)	(7,492)

After-tax expense		$3,060		$3,036	$3,712	$3,170	$12,978

Impact on earnings per share−diluted		$0.01		$0.01	$0.02	$0.01	$0.05

Approximately half of the increase in the impact on earnings per share-diluted for the full year 2005 versus 2004 reflects the accelerated expensing of stock options for grants to retirement eligible employees required under SFAS No. 123R. The remainder of the increase primarily reflects the impact of a change in the Company’s incentive compensation philosophy by granting stock options to more employees resulting in higher expense in 2005 relative to grants included in the expense for 2004. The earnings per share impact for 2005 also includes a full year of expense for the worldwide stock option grant to over 13,000 employees in July 2004 under the Company’s Broad Based Stock Option Plan.

Safe Harbor Statement
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the Company’s ability to implement and generate expected ongoing annual savings from the business realignment program to advance its value-enhancing strategy; changes in the Company’s business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; changes in the value of the Company’s Common Stock; the Company’s ability to implement improvements to and reduce costs associated with its supply chain; and such other matters as discussed in the Company’s Annual Report on Form 10-K for 2004.

MEDIA CONTACT:           Stephanie L. Moritz   (717) 534-7641
FINANCIAL CONTACT:   James A. Edris            (717) 534-7556